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                                                                      Exhibit 12
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                                                                    FDX CORPORATION
                                                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                    (Unaudited)

                                                                               Year Ended May 31,
                                                 -------------------------------------------------------------------------------
                                                      1995            1996          1997              1998              1999
                                                 ------------      ------------   ---------        ---------        ------------
                                                                   (In thousands, except ratios)
Earnings:
  Income before income taxes...........           $   693,564      $   702,094     $425,865        $ 899,518       $  1,061,064
  Add back:
     Interest expense, net of
        capitalized interest...........               130,923         109,249       110,080          135,696            110,590
     Amortization of debt
        issuance costs......                            2,493           1,628         1,328            1,481              9,249
     Portion of rent expense
        representative of
        interest factor................               333,971         393,775       439,729          508,325            570,789
                                                  -----------      ----------     ---------        ---------       -------------
  Earnings as adjusted.................            $1,160,951      $1,206,746      $977,002       $1,545,020       $  1,751,692
                                                  -----------      ----------     ---------        ---------       -------------
                                                  -----------      ----------     ---------        ---------       -------------
Fixed Charges:
     Interest expense, net of
        capitalized interest...........            $  130,923      $  109,249      $110,080        $ 135,696       $    110,590
     Capitalized interest..............                27,381          44,654        45,717           33,009             38,880
     Amortization of debt
        issuance costs.................                 2,493           1,628         1,328            1,481              9,249
     Portion of rent expense
        representative of interest
        factor.........................               333,971         393,775       439,729          508,325            570,789
                                                  -----------      ----------     ---------        ---------       -------------
                                                   $  494,768      $  549,306      $596,854        $ 678,511       $    729,508
                                                  -----------      ----------     ---------        ---------       -------------
                                                  -----------      ----------     ---------        ---------       -------------

Ratio of Earnings to Fixed
    Charges                                               2.3             2.2           1.6              2.3                2.4
                                                  -----------      ----------     ---------        ---------       -------------
                                                  -----------      ----------     ---------        ---------       -------------
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